November 15, 2017

Muscle Maker Inc.

2200 Space Park Drive, Suite 310
Houston, TX 77058

Dear Mr. Betts:

This Amendment to the engagement letter (the “Amendment”) is entered into by and among TriPoint Global Equities, LLC (“Tripoint” or “Selling Agent”) and Muscle Maker Inc. (the “Company”). Capitalized terms used in this Amendment that are not otherwise defined have the meaning set forth in the Engagement Letter.

WHEREAS, on July 31, 2017, the Company and the Selling Agent entered into an engagement letter (the “Engagement Letter”), engaging the Selling Agent as lead selling agent in the Company’s Offering;

WHEREAS, the Company and the Selling Agent desire to modify certain provisions of the Engagement Letter to the terms set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agreement to amend the Engagement Letter as follows:

Sections 3, 8, 9, and 11 of the Engagement Letter are hereby deleted in their entirety and replaced with the following:

3. TriPoint shall be entitled to aggregate placement fees as described below in this Section 4, which aggregate placement fees shall be apportioned between TriPoint and allocated by TriPoint to members of the selling group and soliciting dealers in their sole discretion:

(a) TriPoint shall be entitled to a placement fee of seven and one half percent (7.50%) of the gross proceeds received by the Company in the Offering that are derived from investors first introduced to the Company by TriPoint or through TriPoint’s general solicitation efforts;

(b) TriPoint shall be entitled to a placement fee of four percent (4.0%) of the gross proceeds received by the Company in the Offering that are derived from investors identified by the Company; and

(c) TriPoint shall be entitled to a warrant fee of five percent (5.0%) of the gross proceeds received by the Company in the Offering that are derived from any investors that participate in the offering.

The following is an example of such fee that shall be due:

Amount raised: $19,950,000

Offering Price: $4.75

TriPoint Warrant Strike Price: $5.9375 (125% of $4.75)

Warrants due: $19,950,000 @ .05/4.75 = 210,000 warrants @ $5.9375

8. The Company agrees to pay a due diligence fee of $15,000, of which $15,000 was due upon signing of the Agreement, which shall include but is not limited to background checks for the Company’s senior management. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA; if applicable all fees and expenses relating to the listing of such Securities on the OTCQB, OTCQX, Nasdaq market system, NYSE or NYSE MKT as the Company and TriPoint together determine. Upon the execution of the engagement letter, the Company at its own expense will pay all fees, expenses and disbursements relating to the registration or qualification of such Securities; the costs of all mailing and printing of the Offering documents (including the Offering Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Selected Dealers’ Agreement and Selling Agent’s Questionnaire), Offering Statements, Offering Circulars and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as TriPoint may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Paragraph 12(f) hereof; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to TriPoint; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. Upon TriPoint’s and the Company’s mutual agreement, the Company shall provide funds to pay all such fees, expenses and disbursements in advance. For the sake of clarity, it is understood and agreed that the Company shall be responsible for TriPoint’s legal costs detailed in this Section 9 if the Offering is consummated or if the Company terminates this Agreement or if TriPoint terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within ten (10) days following written notice to the Company from TriPoint of such breach up to a maximum of $45,000. The Company shall be solely responsible for work, fees, costs and expenses in connection with any required Blue Sky filings. Any advances received by the Selling Agent or related person from the Company that are unused, in the event of the Offering does not close or the engagement agreement is terminated for any reason, shall be returned to the Company in compliance with FINRA Rule 5110(f)(2)(C).

9. While the Commission is reviewing the Offering Statement, TriPoint may plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors (up to a maximum of $1,000).

11. The Selling Agency Agreement shall provide that, at the Closing, the Company shall grant to TriPoint (or its designated affiliates) share purchase warrants (the “Selling Agent’s Warrants”) covering a number of Securities equal up to the applicable percentage specified in Section 4 (c) of the total number of Securities being sold in the Offering. The Selling Agent’s Warrants will be non-exercisable for six (6) months after the date of the qualification date and will expire five years after such date. The Selling Agent’s Warrants will be exercisable at a price equal to 125.0% of the public offering price of the Securities sold in the Offering. The Selling Agent’s Warrants shall not be redeemable. The Company will qualify the Common Stock underlying the Selling Agent’s Warrants under the Act and will file all necessary undertakings in connection therewith. The Selling Agent’s Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the qualification date, except that they may be assigned, in whole or in part, to any successor, officer, manager, registered representative or member of TriPoint (or to officers, managers or members of any such successor or member), and to members of the group or selling group. The Selling Agent’s Warrants may be exercised as to all or a lesser number of Securities and will provide for unlimited “piggyback” registration or qualification rights for a period of seven years after the qualification date at the Company’s expense. The Selling Agent’s Warrants shall further provide for adjustment in the number and price of such warrants (and the Common Stock underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Common Stock.

Section 12 of the Engagement Letter is hereby deleted in its entirety and left intentionally blank.

Except as expressly amended by this Amendment, the provisions of the Engagement Letter shall remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Engagement Letter, any amendments, waivers, consents or supplements, by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

(Signature Page Follows)

Yours truly,

TRIPOINT GLOBAL EQUITIES, LLC

By:	/s/ Mark Elenowitz
Name:	Mark Elenowitz
Title:	CEO

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:

Muscle Maker Inc.

By:	/s/ Tim Betts
Name:	Tim Betts
Title:	Chairman